UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 04, 2023

ACASTI PHARMA INC.

(Exact name of Registrant as Specified in Its Charter)

Quebec	001-35776	98-1359336
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3009, boul. de la Concorde East Suite 102
Laval, Quebec		H7E 2B5
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 450 686-4555

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, no par value per share	ACST	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2023, Acasti Pharma Inc. (the "Company") announced it has appointed Prashant Kohli as the Company's Chief Executive Officer, succeeding Jan D'Alvise, who has mutually agreed with the Company to depart. Ms. D'Alvise will also be stepping down from the Company's board of directors.

Mr. Kohli, aged 51, served as the Company's Chief Commercial Officer since September 2022, where he was responsible for developing commercialization strategy and go to market plans for the Company's drug candidate pipeline, and was the Company's VP, Commercial Operations since August 2021. Prior to that, Mr. Kohli was VP Commercial Operations at Grace Therapeutics Inc. (which was acquired by the Company in August 2021) since December 2017. Mr. Kohli has also held a variety of commercial, corporate, and business development roles at Archi-Tech Systems Inc., Cardinal Health, Inc., IQVIA, Rosenbluth International Inc. and Dun & Bradstreet Corporation. He has a BA in Computer Science from Augustana College and an MBA from The Wharton School of Business.

There are no transactions between Mr. Kohli or any member of his immediate family and the Company, or any of its subsidiaries, that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission. In addition, there are no family relationships between Mr. Kohli and any current director or executive officer of the Company.

The Company will file an amendment to this Form 8-K disclosing the compensation arrangements for Mr. Kohli's service as Chief Executive Officer, once available.

In connection with her departure, Ms. D'Alvise will will receive the separation benefits payable in accordance with the terms of her employment agreement.

Item 7.01 Regulation FD Disclosure.

On April 4, 2023, the Company issued a press release announcing the appointment of Prashant Kohli as Chief Executive Officer. A copy of the press release is furnished as Exhibit 99.1 to this Form 8-K.

On April 4, 2023, the Company also issued a press release announcing that the Company received a Type C written meeting response and clarifying feedback from the United States Food and Drug Administration on the Company's proposed Phase 3 Safety Study for GTX-104. A copy of the press release is furnished as Exhibit 99.2 to this Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 and Exhibit 99.2 attached hereto, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall they be deemed incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such a filing or document.

Item 8.01 Other Events.

On April 4, 2023, the Company announced that it received a Type C written meeting response and clarifying feedback from the United States Food and Drug Administration ("FDA") on the Company's proposed Phase 3 Safety Study for GTX-104. The FDA provided additional comments on the Company's development plan that, pending submission of the final clinical protocol and FDA approval of same, will allow the Company to proceed with the initiation of a Phase 3 safety clinical trial in aneurysmal Subarachnoid Hemorrhage (aSAH) patients.

The FDA concurred with the suitability of the 505(b)(2) regulatory pathway with the selected Reference Listed Drug (RLD) Nimotop oral capsules (NDA 018869), and that the Company's GTX-104-002 PK study may have met the criteria for a scientific bridge.

Based on the FDA's proposed Phase 3 Study Design, the Company will target enrollment of aSAH patients (across all grades of severity) in a 1:1 randomized trial with oral nimodipine, to be conducted in an estimated 25-30 sites in the U.S. The FDA confirmed the use of the Hunt and Hess scale to stratify patients based on severity. The primary endpoint is safety, and it will be measured as the percentage of significant adverse events of hypotension related to study drugs in both arms.

An application filed under Section 505(b)(2) is one that contains full reports of investigations of safety and effectiveness but where at least some of the information required for approval comes from studies not conducted by or for the applicant and for which the applicant has not obtained a right of reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated April 4, 2023 announcing the appointment of Prashant Kohli as Chief Executive Officer
99.2

Press Release dated April 4, 2023 announcing that the Company received a Type C written meeting response and clarifying feedback from the United States Food and Drug Administration on the Company's proposed Phase 3 Safety Study for GTX-104

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acasti Pharma Inc.

Date:	April 5, 2023	By:	/s/ Prashant Kohli
Chief Executive Officer